Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 ( File No. 333-xxxxxx) of our report dated June 25, 2019, except for Note 16, as to which the date is September 16, 2&019 with respect to the consolidated financial statements of China Eco-Materials Group Co., Ltd. and subsidiaries as of February 28, 2019 and 2018, and for the years then ended . We also consent to the reference to our firm under the heading “Experts” in this Registration Statement 3.

/s/Friedman LLP

New York, New York

October 4, 2019